EX-16.6


STONEFIELD
JOSEPHSON, INC.
---------------
Certified Public Accountants
Business Advisors


January 10, 2007



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the first, second and fourth paragraphs of the statements made by ACL Semiconductors Inc. (the "Registrant"), which were filed with the Commission, pursuant to Item 4.02 of Form 8-K, as part of the Registrant's Form 8-K report dated December 29, 2006. We agree with the statements made regarding our firm in the aforementioned paragraphs under Item 4.02 of that form 8-K

Very truly yours,

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.